UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 26, 2010 (March 24, 2010)
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

175 North Riverview Drive Anaheim, California	92808

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 283-6500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On March 24, 2010, the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”) entered an order granting the motion filed by Fremont General Corporation (the “Company”) and approving the Closing Agreement (the “Closing Agreement”) to be entered into by and between the Company and its subsidiaries, and the Internal Revenue Service (the “IRS”). The Closing Agreement resolves all adjustments related to or arising from the IRS’s examination of the Company’s consolidated taxpayer group’s federal income tax return for the tax period ended December 31, 2006, and determines the allowable net operating loss (“NOL”) deduction for the year ended December 31, 2004 attributable to the NOL carryback from the year ended December 31, 2006. As a result of the adjustments reflected in the Closing Agreement, the Company’s consolidated taxpayer group will owe the IRS approximately $2.2 million in additional income tax attributable to the tax year ended December 31, 2004, before interest and penalties, if applicable. However, the Company expects to be able to recoup the additional income tax through the carryback of its 2008 NOL pursuant to the provisions of the Worker, Homeownership, and Business Assistance Act of 2009 (H.R. 3548).
Pursuant to the Internal Revenue Code of 1986, as amended, the Closing Agreement must be approved by the U.S. Congress Joint Committee on Taxation (the “Joint Committee”) before the IRS may enter into the Closing Agreement. The parties anticipate that it is more likely than not the Joint Committee will approve the Closing Agreement within the next several months. In the event the Joint Committee disapproves or objects to the Closing Agreement on or before December 31, 2010, the IRS is entitled to further amend its proof of claim.
The Closing Agreement completes the resolution of the IRS’s proof of claim, in the amount of $89,384,470.43, which was initially filed with the Bankruptcy Court on September 30, 2008 in connection with the Company’s voluntary petition under Chapter 11 for unresolved disputes related to Company’s consolidated taxpayer group’s federal income tax returns for the tax periods ended December 31, 2004 through December 31, 2007. The tax period ended December 31, 2005 was favorably resolved through the IRS appeal process in June 2009, leaving the Company in a net refund position of $35,774.00 before interest. The tax period ended December 31, 2007 was audited and closed with no deficiencies or refunds attributable to the Company. The IRS filed an amended proof of claim with the Bankruptcy Court on January 12, 2010 in the amount of $2,761,910.67, which is a significant reduction from their initial proof of claim amount of $89,384,470.43. The IRS amended proof of claim is consistent with the adjustments included in the Closing Agreement attributable to 2004 tax period, plus an estimate of interest due. Additionally, and as a result of the Company’s resolution of the IRS examinations for tax periods ended December 31, 2004 through December 31, 2007, the California Franchise Tax Board, which had previously filed a related proof of claim in the amount of $13,292,103.89, filed an amended proof of claim on February 26, 2010 in the amount of $550,404.00.

Documents filed with the Bankruptcy Court
The documents filed with the Bankruptcy Court that relate to the Closing Agreement, as well as other documents filed with the Bankruptcy Court in connection with the Company’s bankruptcy case (other than documents filed under seal or otherwise subject to confidentiality protections), will be accessible at the Bankruptcy Court’s Internet site, www.cacd.uscourts.gov, through an account obtained from Pacer Service Center at 1-800-676-6856. Additional information may also be found at the Company’s website at www.fremontgeneral.com under “Restructuring Information” where you will find the following link www.kccllc.net/fremontgeneral. The information set forth on the foregoing websites shall not be deemed to be a part of or incorporated by reference into this Current Report on Form 8-K.
Cautionary Statement Regarding Forward Looking Statements
Certain statements contained in this Current Report on Form 8-K may be deemed to be forward-looking statements under federal securities laws and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, the outcome of litigation concerning certain causes of action of the Company, the results of the Company’s review of submitted claims and the Company’s ability to resolve contingent and unliquidated claims. Additional information on these and other factors is contained in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this Current Report on Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: March 26, 2010	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Interim President and Chief Executive Officer